Exhibit 10.10

LEASE AGREEMENT

LANDLORD:

ZANKER INVESTMENT GROUP, LLC

TENANT:

APACHE DESIGN SOLUTIONS, INC.

A Delaware Corporation

DATED: August 13, 2007

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS (“Summary”) is hereby incorporated into and made a part of the attached Office Lease, which pertains to the Building described in Section 1.4 below. All references in the Lease to the “Lease” shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease, which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease. If there is any inconsistency between the Summary and the Lease, the provisions of the Lease shall control.

Landlord’s Address:	Zanker Investment Group, LLC 644 Menlo Avenue, Suite 201 Menlo Park, CA 94025
Attn: Ben Crockett Telephone: 415 710-6612
Facsimile: 650-327-4205

Tenant’s Address:	Apache Design Solutions, Inc. 1098 Alta Road Mountain View, CA 94043
Attn: Emily Chang Telephone: 650-641-4200 Facsimile: 650-969-4170

With A Copy To:	N/A

1.2 Site; Project. The Site consists of the parcel of real property located at 2645 Zanker Road in San Jose, State of California, as shown on the site plan attached hereto as Exhibit “A” as such area may be expanded or reduced from time to time.

1.3 Building. A two (2) story office building located on the Site, containing approximately 51,812 rentable square feet, the address of which is 2645 Zanker Road, San Jose, CA.

1.4 Premises. Those certain premises known as 2645 Zanker Road as generally shown on the floor plan attached hereto as Exhibit “B”, located on the 2nd floor and containing approximately 25,508+ rentable square feet.

1.5 Term. November 1, 2007 through October 31, 2011 (“Initial Term”).

1.6 Base Year Expense. Tenant shall receive a 2007 Base Year Expense for all Operating Expenses (as defined in Section 4.3), Real Property Taxes and Assessments (as defined in Section 4.4), Insurance Costs (as defined in Section 4.5), and Utility Costs (as defined in Section 4.6) except as set forth in paragraph 1.10 of this Summary. Tenant shall be solely responsible for all “Expense Increases” above the Base Year Expense for each of the Expenses pursuant to the terms and conditions of this Lease, during any term beyond the initial term.

1.7 Option to Extend. One (1) Option to Extend the term for a period of one (1) year at the then Fair Market Rental Value for the Premises pursuant to Section 2.3 below.

1.8 Commencement Date. November 1, 2007; Provided Tenant does not interfere with Landlord’s work of the Tenant Improvements and does not delay the Lease Commencement Date, Tenant will be granted access to the Premises prior to the commencement of the lease term without charge for the purposes of installing telephone and data lines and equipment.

1.9 Monthly Basic Rent. Upon the commencement of the Term of this Lease, and on the first day of each month thereafter during the Term of this Lease, Tenant shall pay to Landlord, in advance and without offset, deduction or demand as Monthly Basic Rent on a per square foot (“PSF”), Full Service Gross Basis (“FSG”) for the Premises the following monthly payments:

Months	Monthly Basic Rent	Annual Base Rent
1-12	$51,016.00	$612,192.00
13-24	$53,566.80	$642,801.60
25-36	$56,117.60	$673,411.20
37-48	$61,219.20	$734,630.40

1.10 Tenant’s Percentage. Tenant’s Percentage of the Expense Increases is 49.23±%, which is the ratio that the rentable square footage of the Premises bears to the rentable square footage of the Building. Notwithstanding, Tenant will pay any utility costs in excess of $.25 psf per month provided that the occupancy for the building is adjusted to at least 95%.

1.11 Tenant Improvements. Tenant agrees to pay to Landlord Two Hundred Fifty One Thousand Dollars ($251,000.00) upon lease execution to cover the cost of Tenant’s proposed tenant improvements. Landlord agrees to oversee the construction of Tenant’s proposed tenant improvements as reflected in Exhibit B with new walls reflected in the color blue, demolition reflected in pink, new glass reflected in yellow, and new sinks/cabinets reflected in purple. Once construction of the tenant improvement has been completed, Landlord agrees to reimburse to Tenant any left-over funds.

1.12 Security Deposit. $112,235.20 as provided in Section 5;

1.13 Permitted Use. General office/R&D use and for no other purpose.

1.14 Brokers. None

1.15 Interest Rate. The lesser of: (a) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate”, plus three (3%); or (b) the maximum rate permitted by law.

1.16 Parking. Tenant to have non exclusive use of its pro rata share of the parking at no charge throughout the lease term and any extension terms. Pro rata share is determined by Tenant’s square footage divided into total building square footage. Tenant shall not park nor permit to be parked, any inoperative vehicle or equipment on any portion of the common parking area or other common areas of the Premises. Tenant agrees to assume responsibility for compliance by its employees with the parking provision contained herein

1.17 Business Hours for the Building. 8:00 a.m. to 6:00 p.m., Mondays through Fridays (except Building Holidays). “Building Holidays” shall mean New Year’s Day, Labor Day, Presidents’ Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day and such other national holidays as are adopted by Landlord as holidays for the Building. Notwithstanding the foregoing, subject to factors beyond Landlord’s control and subject to the other provisions of this Lease, including, without limitation, Sections 4.2, 18, 19 and 27, Tenant shall have access to the Premises and entry access to the Building twenty-four (24) hours per day, seven (7) days per week year round

LEASE AGREEMENT

THIS LEASE, made this 13th day of August 2007, between Zanker Investment Group, LLC, hereinafter called Landlord, and Apache Design Solutions, Inc. a Delaware Corporation, hereinafter called Tenant.

WITNESSETH:

Landlord hereby leases to Tenant and Tenant hereby hires and takes from Landlord those certain premises (the “Premises”) on the parcel outlined in Red on Exhibit A, attached hereto and incorporated herein by this reference thereto more particularly described as follows:

1.	Premises.

1.1 Premises. A portion of that certain 52,812+ square foot, two-story building located at 2645 Zanker Road, San Jose, CA consisting of approximately 25,508+ square feet of space, on the second floor (including Tenant’s pro rata share of the Common Area of the Building). Said Premises is more particularly shown within the area outlined in Red on Exhibit B attached hereto. The entire parcel, of which the Premises is a part, is shown within the area outlined in Green on Exhibit A attached. The Premises shall be improved by Landlord, at Tenant’s cost, as shown on Exhibit B attached hereto.

1.2 Landlord’s Reservation of Rights. Provided Tenant’s use of and access to the Premises is not interfered with in an unreasonable manner, and subject to the terms of this Lease, Landlord reserves for itself the right from time to time to install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises.

1.3 Measurement of Premises, Building and/or the Project. The Premises demised by this Lease is located in the Building specified in Section 1.4 of the Summary above. The Premises has the address and contains the square footage specified in the Summary; provided, however, that any statement of square footage set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, is an approximation which Landlord and Tenant agree is reasonable and no economic terms, other than Tenant’s Monthly Base Rent, and Tenant’s proportionate share of Operating Expenses, Real Property Taxes and Assessments and Utilities Costs, based thereon shall be subject to revision whether or not the actual square footage is more or less except in the event that Landlord increases or decreases the actual square footage of the Building by more than five percent (5%).

2.	Term.

2.1 A. Scheduled Lease Term. The “Term” of this Lease shall be for a period of Four (4) Years (unless sooner terminated as hereinafter provided) and, subject to Paragraphs 2.B and 2.2, shall commence on the 1st of November, 2007 (the “Commencement Date”) and end on the 31st day of October 2011 (the “Termination Date”).

B. Tender of Possession. Subject to the terms and conditions stated herein, if Landlord, for any reason whatsoever, cannot deliver possession of said Premises to

Tenant at the scheduled Commencement Date, this Lease shall not be void or voidable; no obligation of Tenant shall be affected thereby; nor shall Landlord or Landlord’s agents be liable to Tenant for any loss or damage resulting therefrom; but in that event the commencement and termination dates of the Lease, and all other dates affected thereby shall be revised to conform to the date of Landlord’s delivery of possession. The above is, however, subject to the provision that the period of delay of delivery of the Premises shall not exceed 30 days from the latter of (i) the scheduled Commencement Date or (ii) the date this Lease is executed by all parties hereto (except those delays caused by Tenant, Acts of God, strikes, war, utilities, governmental bodies, weather, unavailable materials, and delays beyond Landlord’s control (“Force Majeure Delays”) shall be excluded in calculating such period) in which instance Tenant, at its option, may, by written notice to Landlord, terminate this Lease; provided Tenant submits said notice to Landlord prior to the expiration of said 60 day period as extended by Force Majeure Delays.

Possession of the premises shall be deemed tendered and the term of the lease shall commence when the first of the following shall occur:

(a) One day after a temporary Certificate of Occupancy or other Building signoff is granted by the proper governmental agency, or, if the governmental agency having jurisdiction over the area in which the Premises are situated does not issue certificates of occupancy, then the same number of days after certification by Landlord’s architect or contractor that Landlord’s construction work has been completed; or

(b) Upon the occupancy of the Premises by any of Tenant’s operating personnel; or

(c) When the Tenant Improvements have been substantially completed for Tenant’s use and occupancy; or

(d) As otherwise agreed in writing.

2.2 Commencement Date. It is estimated by the parties that the Term of this Lease will commence on the Commencement Date set forth in Section 1.8 of the Summary. However, Tenant will be granted access to the Premises prior to the commencement of the lease term without charge for the purposes of installing telephone and data lines and equipment, provided such access does not delay or interfere in any manner with the construction of the premises and delivery of the Premises to the Tenant. Tenant agrees that Landlord shall have no liability to Tenant for any loss or damage, nor shall Tenant be entitled to terminate or cancel this Lease if the Term of this Lease does not commence by the Commencement Date.

2.3 Option to Extend Term of Lease. Provided that this Lease is not in default and has not been terminated nor has Tenant been in material default at any time during the lease term, Tenant shall have one (1) one (1) year option to extend the term of the Lease for an additional period of 12 months each beyond the initial Expiration Date by giving Landlord written notice of Tenant’s exercise of such option (the “Extension Option Notice”) no earlier than nine (9) and no later than six (6) months prior to initial Expiration Date of the Lease. This right shall also be provided to any assignee in connection with a Permitted Transfer. Upon exercise of the option, the term of this Lease shall be extended for an additional period of 12 months from the initial Expiration Date (the “Option Period”) upon the same terms and conditions as set forth in this Lease except for Monthly Basic Rent, which shall be determined as set forth in Section 3.3 below.

3.	Rent.

3.1 Basic Rent. Tenant agrees to pay Landlord, as Basic Rent for the Premises, the Monthly Basic Rent in the amounts designated in Section 1.9 of the Summary. The Monthly Basic Rent shall be paid by Tenant in monthly installments in the amounts designated in Section 1.9 of the Summary in advance on the first day of each and every calendar month during the Term, without demand, notice, deduction or offset except that the first full month’s Monthly Basic Rent shall be paid upon Tenant’s execution and delivery of this Lease to Landlord. Monthly Basic Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

Upon Tenant’s execution of this Lease, the sum of Fifty One Thousand and Sixteen Dollars ($51,016.00) shall be due, representing the Basic Rent for the month of November 2007 and shall be due each month thereafter, through and including October 2008.

On November 1, 2008, the sum of Fifty Three Thousand Five Hundred Sixty Six Dollars and Eighty Cents ($53,566.80) shall be due, and rent due on the first day of each month thereafter, through and including October 2009.

On November 1, 2009, the sum of Fifty Six Thousand One Hundred and Seventeen Dollars and Sixty Cents ($56,117.60) shall be due, and rent due on the first day of each month thereafter, through and including October 1, 2010.

On November 1, 2010, the sum of Sixty One Thousand Two Hundred Nineteen Dollars and Twenty Cents ($61,219.20) shall be due, and rent due on the first day of each month thereafter, through and including October 2011.

(a) Time for Payment. Full monthly Rent is due in advance on the first day of each calendar month. In the event that the Term of this Lease commences on a date other than the first day of a calendar month, on the date of commencement of the Term hereof Tenant shall pay to Landlord as Rent for the period from such date of commencement to the first day of the next succeeding calendar month that proportion of the monthly Rent hereunder for the number of days between such date of commencement and the first day of the next succeeding calendar month. In the event that the Term of this Lease for any reason ends on a date other than the last day of a calendar month, on the first day of the last calendar month of the Term hereof Tenant shall pay to Landlord as Rent for the period from said first day of said last calendar month to and including the last day of the Term hereof that proportion of the monthly Rent hereunder for the number of days between said first day of said last calendar month and the last day of the Term hereof.

(b) Place of Payment of Rent. All Rent hereunder shall be paid to Landlord at the office of Landlord at: 644 Menlo Avenue, Suite 201, Menlo Park, CA 94025, or to such other person or to such other place as Landlord may from time to time designate in writing.

(c) Late Charges. Notwithstanding any other provision of this Lease, if Tenant does not pay to Landlord any payment of Rent as set forth in this Paragraph 3 when due, or any part thereof, Tenant agrees to pay Landlord, in addition to the delinquent Rent due, a late charge for each Rent payment not received by Landlord within ten (10) days of the due date (“Late Charge”). Said Late Charge shall equal ten percent (10%) of each Rent payment not received by Landlord within such ten (10) day period. Said Late Charge shall be paid by Tenant within thirty (30) days after presentation of an invoice from Landlord or Landlord’s agent setting forth the amount of said Late Charge. Notwithstanding anything to the contrary herein, Landlord’s failure to issue a Late Charge invoice in the month of any late payment shall not be considered a waiver of Landlord’s right to collect said Late Charge.

(d) Personal Property of Landlord. Tenant acknowledges that the Furniture within the Premises (as detailed on Exhibit C attached hereto) (“Furniture”), is the personal property of Landlord and is being leased hereunder by Tenant (hereinafter referred to as “Personal Property of Landlord”) free of additional rent. Tenant agrees, at its sole cost and expense, to maintain, repair and replace the Personal Property of Landlord as needed, normal wear and tear excepted. Tenant shall not replace, remove, or encumber in any way, any of the Personal Property of Landlord without Landlord’s prior written consent. If Tenant no longer wishes to use the Personal Property of Landlord, then Landlord shall, at Landlord’s sole cost and expense, remove Personal Property of Landlord from the Premises within 10 days of Tenant’s written request.

3.2 Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Basic Rent described in Section 3.1 above (including, without limitation, payments for insurance, repairs and parking, and Tenant’s Percentage of Operating Expense Increase above the Base Year Expense, which include but not limited to, Real Property Taxes and Assessments, Insurance Costs, Utilities Costs, maintenance, repairs and parking respectively) shall be considered additional rent for the purposes of this Lease, and the word “rent” in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Basic Rent is referenced. Tenant shall pay for its own janitorial service. The Monthly Basic Rent and additional rent shall be paid to Landlord as provided in Section 7, without any prior demand therefore and without any deduction or offset whatever, in lawful money of the United States of America.

3.3 Monthly Basic Rent During Option Period. In the event that Tenant shall timely and properly exercise its option to extend the term of this Lease, the Monthly Basic Rent for the Option Period shall be determined as follows:

(a) Monthly Basic Rent During Option Period. During the initial twelve (12) months of the Option Period, Tenant shall pay to Landlord Monthly Basic Rent in an amount equal to the Fair Market Rental Value of the Premises for such period, but in no event less than the Monthly Basic Rent payable by Tenant during the period immediately prior to the Option Period (the “Initial Option Year Monthly Basic Rent”). The Initial Option Year Monthly Basic

Rent shall be determined by Landlord according to its reasonable determination of fair market rents. During the succeeding Option Year of 12 months of the option Period, Tenant shall pay to Landlord Adjusted Monthly Basic Rent in the amount determined by Landlord to be the Option Year rental rate. Should Tenant disagree with Landlord’s determination of Fair Market Rent, Landlord and Tenant may jointly choose a 3rd party, who will determine fair market value, and whose decision will be binding upon all parties. In so such case will the rent be less than the rental rate paid by tenant during the preceding year of its Lease Term.

4.	Common Areas; Operating Expenses; Real Property Taxes and Assessments; Insurance Costs and Utilities Costs.

4.1 Definitions; Tenant’s Rights. During the Term of this Lease, Tenant shall have the nonexclusive right to use, in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Section 6.1 below, those portions of the Project (the “Project Common Areas”) not leased or designated for lease to tenants that are provided for use in common by Landlord, Tenant and any other tenants of the Project (or by the subtenants, agents, employees, customers invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Project Common Areas shall include, without limitation, any fixtures, systems, decor, facilities and landscaping contained, maintained or used in connection with those areas, and shall be deemed to include any city sidewalks adjacent to the Project, any pedestrian walkway system, park or other facilities located on the Site and open to the general public. The common areas of the Building shall be referred to herein as the “Building Common Areas” and shall include, without limitation, the following areas:

(a) the common entrances, lobbies, restrooms on multi-tenant floors, elevators, stairways and access ways, loading docks, ramps, drives and platforms and any passageways and service ways thereto to the extent not exclusively serving another tenant or contained within another tenant’s premises, and the common pipes, conduits, wires and appurtenant equipment serving the Premises; and

(b) the parking structure and parking areas (subject to Section 6.2 below), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building.

The Building Common Areas and the Project Common Areas shall be referred to herein collectively as the “Common Areas.”

4.2 Landlord’s Reserved Rights. Landlord reserves the right from time to time to use any of the Common Areas and to do any of the following, as long as such acts do not unreasonably interfere with Tenant’s use of or access to the Premises:

(a) expand the Building and construct or alter other buildings or improvements on the Site; provided, however, that Landlord affirmatively represents that it has no present intent to increase the height of the Building;

(b) make any changes, additions, improvements, repairs or replacements in or to the Project, the Site, the Common Areas and/or the Building (including the Premises if required to do so by any law or regulation) and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways and, subject to Section 6.2, parking spaces and parking areas;

(c) close temporarily, for a reasonable period of time, any of the Common Areas while engaged in making repairs, improvements or alterations to the Project, Site and/or Building; and

(d) perform such other acts and make such other changes with respect to the Project, Site, Common Areas and Building, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate.

4.3 Definition of Operating Expenses As used in this Lease, the term “Operating Expenses” shall consist of all reasonable costs and expenses of operation, maintenance and repair of the Building and Building Common Areas as determined by standard accounting practices and calculated assuming the Building is at least ninety-five percent (95%) occupied. Tenant shall pay to Landlord during the term hereof, in addition to the Base Rent, Tenant’s Percentage Share of the amount by which all Operating Expenses for each Comparison Year exceeds the amount of the Operating Expenses for the Base Year, such excess being referred to as the Operating Expense Increase. The Comparison Year is defined as each calendar year during the term of this Lease subsequent to the Base Year. Tenant’s share of the Operating Expense Increases for the first and last Comparison Years of the Lease Term shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase. Operating Expenses include the following costs by way of illustration but not limitation: (a) any and all assessments imposed with respect to the Building, Common Areas, and/or Site pursuant to any covenants, conditions and restrictions affecting the Site, Common Areas or Building; (b) costs, levies or assessments arising after the date of this Lease resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Site, Building or the Premises or the parking facilities serving the Site, Building or the Premises; (c) waste disposal and the cost of window cleaning, window glass replacement and repair; (d) security; (e) reasonable costs incurred in the management of the Site, Building, Premises and Common Areas, including, without limitation: (1) supplies, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees up to the level of Building Manager used in the operation and maintenance of the Site, Building and Common Areas, (3) the rental of personal property used by Landlord’s personnel in the maintenance, repair and operation of the Project, (4) reasonable management office expenses including rent and operating costs, (5) reasonable accounting fees, reasonable legal fees and real estate consultant’s fees directly and solely related to the operation of the Building, and (6) a management/administrative fee not to exceed three percent (3%) of the annual gross rents of the Building; (f) supplies, materials, equipment and the cost of maintenance, depreciation and replacement of machinery, tools and equipment owned by Landlord used in connection with the operation or maintenance of the Building; (g) customary and routine repair and maintenance of the elevators and the structural portions of the Building, including the plumbing, heating, ventilating, air-conditioning and electrical systems installed or furnished by Landlord and all costs to maintain, repair and replace the heating, ventilating, air conditioning, plumbing, sewer, drainage, electrical, fire protection and all costs to install, maintain, repair and replace all life safety systems, including, without limitation, all fire alarm systems, serving the Premises, the Building or any part thereof (including all maintenance contracts and fees payable to life safety consultants) whether such systems are or shall be required by Landlord’s insurance carriers, Laws (as hereinafter defined) or otherwise, escalator, elevator, life safety and security systems and other mechanical, electrical and communications systems and equipment serving the Premises, the Building, or any part thereof; (h) maintenance, costs and upkeep of all parking and Common Areas and any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Building, and the cost of maintaining any public transit system, transportation management program, vanpool, or other public or semipublic transportation requirements imposed in connection with Landlord’s ownership and operation of the Building; (i) amortization on a straight-line basis over the useful life together with interest at the Interest Rate (as defined in Section 1.15 of the Summary of this Lease) on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools): (1) reasonably intended to produce a reduction in operating charges or energy consumption; or (2) required after the date of this Lease under any governmental law or regulation that was not applicable to the Building at the time it was originally constructed; or (3) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Building, the Common Areas and/or the Site at the same quality levels as prior to the repair or replacement; (j) costs and expenses of gardening and landscaping; (k) maintenance of signs (other than signs of tenants of the Site); (1) personal property taxes levied on or attributable to personal property used in connection with the Building, the Common Areas and/or the Site; and (m) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items for the Building. Operating Expenses shall include Real Property Taxes and Assessments, Insurance Costs and Utilities Costs, which shall be separately accounted for.

4.4 Definition of Real Property Taxes and Assessments. As used in this Lease, the term “Real Property Taxes and Assessments” shall mean: any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises and the Building, and the Building’s Share of the same in the Project Common Areas or Site, including the following by way of illustration but not limitation:

(a) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(b) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax including assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “real property taxes” for the purposes of this Lease;

(c) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Building, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by any tenant of the Building, or any portion thereof but not on Landlord’s other operations;

(d) any assessment, tax, fee, levy or charge upon this transaction or any document to which any tenant is a party, creating or transferring an interest or an estate in the Building; and/or

(e) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Building is a part.

Notwithstanding the foregoing provisions of this Section 4.5 above to the contrary, “Real Property Taxes and Assessments” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes.

4.5 Definition of Insurance Costs. As used in this Lease, “Insurance Costs” shall mean the cost of insurance obtained by Landlord pursuant to Section 21 (including reasonable self-insured amounts and deductibles up to $1,000) for the Building, the Premises and the Tenant Improvements.

4.6 Definition of Utilities Costs. As used in this Lease, “Utilities Costs” shall mean all actual charges for utilities for the entire Building and the Project including the Premises, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning as related fees, assessments and surcharges. Landlord reserves the right to require Tenant to install meters and to contract directly for utilities, in which case Tenant shall not pay any portion of “Utilities Costs” attributable to the premises of any other tenants of the Building.

4.7 Estimate Statement. By the first day of April of each calendar year during the Term of this Lease (after the Base Year noted in Section 1.6 of the Summary), Landlord shall endeavor to deliver to Tenant a statement (“Estimate Statement”) estimating the Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs for the current calendar year payable by Tenant. Landlord shall have the right at any time in any calendar year to deliver a revised Estimate Statement for such calendar year if Landlord determines that the Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs are greater than those set forth in the original Estimate Statement (or previously delivered revised Estimate Statement) for such calendar year. The Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly rent payments for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

4.8 Actual Statement. By the first day of April of each succeeding calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) of the actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs for the immediately preceding calendar year. If the Actual Statement reveals that Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs were over-stated or understated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 4.8 above, then within thirty (30) days after delivery of the Actual Statement, Tenant shall pay to Landlord the amount of any such under-payment, or, provided Tenant is not in default under the terms of the Lease, Landlord shall credit Tenant against the next monthly rent falling due, the amount of such over-payment, as the case may be. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease. Prior to the expiration or sooner termination of the Lease Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to estimate the actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs for the then current Lease Year and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage of any excess of such actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs over the estimated Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs paid by Tenant in such Lease Year.

4.9 No Release. Any delay or failure by Landlord in delivering any Estimate or Actual Statement pursuant to this Section 4 shall not constitute a waiver of its right to receive Tenant’s payment of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs, nor shall it relieve Tenant of its obligations to pay Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs pursuant to this Section 4, except that Tenant shall not be obligated to make any payments based on such Estimate or Actual Statement until ten (10) days after receipt of such statement.

4.10 Exclusions from Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs. Notwithstanding anything to the contrary contained elsewhere in this Section 4, the following items shall be excluded from Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs, as applicable:

(a) Any charge for depreciation of the Building or equipment and any interest or other financing charge;

(b) Any charge for Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business;

(c) All costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Building, including without limitation, costs of tenant improvements;

(d) All costs for which Tenant or any other tenant in the Building is being charged other than pursuant to the operating expense clauses of leases for the Building;

(e) The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Building pursuant to clauses similar to this paragraph;

(f) The cost of alterations of space in the Building leased to other tenants;

(g) Ground rent or similar payments to a ground lessor;

(h) Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the negligence or willful misconduct of Landlord;

(i) Salaries of management personnel to the extent that such persons provide services to properties other than the Building; and

(j) Utilities costs or the cost of janitorial or other building services to the extent any tenant directly contracts with the provider for such services.

4.11 Audit Rights. Notwithstanding anything to the contrary contained in this Section 4 or elsewhere in this Lease, if Tenant reasonably disputes any amount set forth in any Actual Statement described above in Section 4.9, Tenant will have the right not later than sixty (60) days following receipt of an Actual Statement and upon no less than ten (10) days notice to Landlord, to cause Landlord’s books and records with respect to the preceding calendar year only to be audited, at no cost or expense to Landlord, by Tenant or its CPA (defined herein). Any Certified Public Accountant (“CPA”) engaged by Tenant to inspect Landlord’s records shall be compensated on an hourly basis and shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Any audit conducted by or on behalf of Tenant shall be performed at Landlord’s office during Landlord’s normal business hours and in a manner so as to minimize interference with Landlord’s business operations. Landlord shall have no obligation and Tenant shall have no right to make photocopies of any of Landlord’s ledgers, invoices or other items; Tenant’s audit to be limited to an on-site review of Landlord’s books and records respecting the accounting for the items comprising the Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs. Pending completion of any such audit, Tenant agrees to pay Landlord any such disputed Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs amounts. Tenant agrees to keep, and to cause its CPA and employees to keep, all information revealed by any audit of Landlord’s books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Landlord or Tenant’s auditors or attorneys, unless compelled to do so by a court of law or in connection with any litigation between Landlord and Tenant with respect to same. The inspection of Landlord’s records must be completed within five (5) days after such records are made available to Tenant or its CPA.

5. Security Deposit. On October 1, 2007, Tenant shall deposit with Landlord the sum of One Hundred Twelve Thousand Two Hundred Thirty Five Dollars and Twenty Cents ($112,235.20). Landlord shall hold the Security Deposit as security for the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease applicable to Tenant, including, but not limited to, any provisions relating to the payment of Rent. If Tenant fails to perform any obligation under this Lease or otherwise defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the condition of the Premises upon the termination of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit (a) to remedy any Default by Tenant under this Lease, (b) to repair damage to the Premises caused by Tenant, (c) to clean the Premises upon termination of this Lease, (d) to reimburse Landlord for the payment of any out-of-pocket which Landlord may reasonably spend or be required to spend by reason of Tenant’s Default, (e) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s Default and (f) to compensate Landlord for any loss or damage caused by the act or omission by Tenant or Tenant’s officers, agents, employees, independent contractors or invitees. Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the premises. So long as no material uncured Tenant default exists, within thirty (30) days following the later of the expiration of the Term or Tenant’s surrender of the Premises, the Security Deposit or any balance thereof shall be returned to Tenant or, at the option of Landlord, to the last assignee of Tenant’s interest in this Lease. Landlord shall not be entitled to keep the Security Deposit separate from its general funds and Tenant shall note be entitled to any interest on such deposit. If Landlord so uses or applies all or any portion of said deposit upon material uncured Tenant default, within ten (10) days after written demand therefore, Tenant shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full extent of the above amount, and Tenant’s failure to do so shall be a Default under this Lease without any further notice or cure period. In the event Landlord transfers its interest in this Lease, Landlord shall transfer the then remaining amount of the Security Deposit to Landlord’s successor in interest, and thereafter Landlord shall have no further liability to Tenant with respect to such Security Deposit.

6.	Use

6.1 General.

(a) Tenant shall use the Premises solely for the Permitted Use specified in Section 1.13 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever. Tenant shall observe and comply with the “Rules and Regulations” attached hereto as Exhibit “E”, and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord. Landlord shall use its best efforts to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of the Project or the Building of any such Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, all recorded covenants, conditions and restrictions now or hereafter affecting the Project, and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises, including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990 (“ADA”) as it pertains to Tenant’s use, occupancy, improvement and alteration of the Premises (whether structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises, regardless of the period of time remaining in the Lease Term.

(b) Any non-conformance of the Premises and/or the improvements installed and paid for by Landlord as detailed in Paragraph 6.B (“Tenant Improvements to be Constructed by Landlord”), required by the governing agency to be corrected, shall be corrected at the cost and expense of Landlord if such non-conformance exists as of the Commencement Date of the Lease and further provided that such governing agency’s requirement to correct the non-conformance is not initiated as a result of: (i) any future improvements made by or for Tenant; or (ii) any permit request made to a governing agency by or for Tenant.

6.2 Parking

(a) Tenant’s Parking Privileges. Provided Tenant is not in default hereunder, during the Term of this Lease, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the number of parking privileges specified in the Summary hereof for use by Tenant’s employees and visitors, inclusive of a prorata share of handicapped parking spaces, in the common parking areas for the Building within the Project, as designated by Landlord from time to time. . Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Project (including whether such areas shall be surface, underground and/or other structures). In addition, Landlord may, in its sole discretion, assign any unreserved and unassigned parking privileges, and/or make all or a portion of such privileges reserved, so long as such assignment does not unreasonably interfere with Tenant’s allocated parking use

(b) Parking Rules. The use of the parking areas shall be subject to the Parking Rules and Regulations contained in Exhibit “E” attached hereto and any other reasonable, rules and regulations adopted by Landlord and/or Landlord’s parking operators from time to time, including any system for controlled ingress and egress and charging visitors and invitees, with appropriate provision for validation of such charges. Tenant shall not use more parking privileges than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants of the Building or Project or for such other uses as visitor parking. Tenant’s parking privileges shall be used only for parking by vehicles no larger than normally sized passenger automobiles or pick-up trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked, in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then

Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.

6.3 Signs and Auctions. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside of the Building or any exterior windows of the Building without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice to Tenant and at the expense of Tenant If Tenant is allowed to print or affix or in any way place a sign in, on, or about the Premises, upon expiration or other sooner termination of this Lease, Tenant at Tenant’s sole cost and expense shall both remove such sign and repair all damage in such a manner as to restore all aspects of the appearance of the Premises to the condition prior to the placement of said sign.

All approved signs and/or lettering on sign monuments and/or interior Common Area sign directories, if any, shall be printed, painted, affixed or inscribed at the sole cost and expense of Tenant by a licensed contractor approved of by Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises.

6.4 Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. As used in this Lease, the term “Environmental Law” means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved there under, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute “Hazardous Materials” as defined in this Lease) used in compliance with Environmental Laws, Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). At all times during the Term of this Lease upon 24 hours prior notice, except in an emergency, Landlord will have the right, but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials. Tenant will, upon the request of Landlord or any mortgagee at any time during which Tenant is in default of the environmental provisions under this Lease, cause to be performed an environmental audit of the Premises at Tenant’s expense by an established environmental consulting firm reasonably acceptable to Tenant, Landlord and the mortgagee. As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. The provisions of this Section 6.4 will survive the expiration or earlier termination of this Lease.

7.	Payments and Notices.

7.1 All rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the first address designated in Section 1.1 of the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in Section 1.1 of the Summary, or to Landlord at the address(es) designated in Section 1.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (ii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Section 7, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.

7.2 When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute

8.	Brokers.

Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the Broker(s) specified in the Summary in the negotiating or making of this Lease, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party.

9.	Surrender; Holding Over.

9.1 Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and exclusive possession of the Premises to Landlord broom clean and in first-class condition and repair, with all interior walls clean, repaired and in good condition normal wear and tear excepted (and casualty damage excepted if this Lease is terminated as a result thereof pursuant to Section 18), in the configuration shown in Exhibit B, except as may be subsequently modified by Landlord consent to alterations, with all of Tenant’s personal property (and those items, if any, of Tenant Changes identified by Landlord pursuant to Section 12.2 below) removed there from and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below. Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant or Tenant otherwise performing all of its obligations under this Lease. If, for any reason, Tenant fails to surrender the Premises on the expiration or earlier termination of this Lease, then, in addition to the provisions of Section 9.3 below and Landlord’s rights and remedies under Section 12.4 and the other provisions of this Lease, Tenant shall indemnify, protect, defend (by counsel approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9.2 Hold Over. Tenant shall have no right to Holdover. Any holding over after the expiration of the Term, without the express written consent of Landlord, shall constitute a Default. If Tenant does not surrender and vacate the Premises at expiration of this Lease, Tenant shall be a tenant at sufferance and the parties having agreed, without limiting Landlord’s remedies provided in this Lease, that the daily rental rate shall be the greater of (1) one hundred ten percent (110%) of the fair market rental rate for the Building as determined by Landlord or (2) one hundred fifty percent (150%) of the last month of scheduled rent. In connection with the foregoing, Landlord and Tenant agree that the reasonable rental value of the Premises following the expiration or earlier termination of this Lease shall be the amounts set forth above per month. Landlord and Tenant acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Premises on the expiration or earlier termination of this Lease and that the reasonable rental value established herein is a reasonable estimate of the damage that Landlord would suffer as the result of the failure of Tenant to timely surrender possession of the Premises. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty within the meaning of California Civil Code sections 3275 or 3369, but is intended to constitute liquidated damages to Landlord pursuant to California Civil Code sections 1671, 1676, and 1677. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Landlord if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any and all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant founded on or resulting from such delay and losses to Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant, together with, in each case, reasonable attorneys’ fees and costs.

9.3 No Effect on Landlord’s Rights. The foregoing provisions of this Section 9 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise provided by law or equity.

10.	Taxes on Tenant’s Property.

Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to the Building’s standard tenant improvements are assessed. If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefore upon demand by Landlord; provided, however, Tenant, at its sole cost and expense, shall have the right to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

11.	Condition of Premises; Repairs.

11.1 Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the

Building, the Site or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business. The taking of possession of the Premises by Tenant shall conclusively establish that the Project, the Site, the Premises, the Building and the Common Areas were at such time complete and in good, sanitary and satisfactory condition and repair and without any obligation on Landlord’s part to make any alterations, upgrades or improvements thereto. Tenant accepts the Premises “as is”, Tenant having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Premises. Tenant accepts the Premises in their condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances, and regulations governing and regulating the use of the Premises and any covenants or restrictions of record.

11.2 Landlord’s Repair Obligations. Subject to Section 18.1 and 18.2 of this Lease, Landlord shall, as part of the Operating Expenses, repair, maintain and replace, as necessary (a) the Building shell and other structural portions of the Building (including the roof and foundations), interior and exterior walls, (provided Landlord shall not be obligated to paint, repair or replace wall coverings within the Premises) (b) the basic heating, ventilating, air conditioning (“HVAC”), sprinkler and electrical systems within the Building core and standard conduits, connections and distribution systems thereof within the Premises (but not any above standard improvements installed in the Premises such as, for example, but not by way of limitation, custom lighting, special or supplementary HVAC or plumbing systems or distribution extensions, special or supplemental electrical panels or distribution systems), and (c) the Common Areas; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord, as additional rent, the costs of such maintenance, repairs and replacements. Landlord shall not be liable to Tenant for failure to perform any such maintenance, repairs or replacements, unless Landlord shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time following written notice from Tenant to Landlord of the need therefore. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

11.3 Tenant’s Repair Obligations. Except for Landlord’s obligations specifically set forth in Sections 11.1, 11.2, 16.1, 18.1 and 19.2 hereof, Tenant shall at all times and at Tenant’s sole cost and expense, keep and maintain in good order and condition the Premises and Tenant’s Property, and all fixtures, furniture and equipment, and if any, custom lighting, and any alterations, additions and other property located within the Premises in good, sanitary and satisfactory condition, normal wear and tear excepted. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. However, Tenant’s repaid obligations in no event shall exceed the condition that Tenant receives the Premises as set forth in section 11.1.

12.	Alterations.

12.1 Tenant Changes; Conditions. Tenant shall not, without Landlord’s prior written consent, make any alterations, additions, improvements and decorations to the Premises

(collectively, “Tenant Changes”). Any Tenant Changes shall be subject to and upon the following terms and conditions:

(a) Notwithstanding any provision in this Section 12 to the contrary, Tenant is absolutely prohibited from making any alterations, additions, improvements or decorations which: (i) affect any area outside the Premises; (ii) affect the Building’s structure, equipment, services or systems, or the proper functioning thereof, or Landlord’s access thereto; (iii) affect the outside appearance, character or use of the Project, the Building or the Common Areas; (iv) weaken or impair the structural strength of the Building; (v) in the reasonable opinion of Landlord, lessen the value of the Project or Building; or (vi) will violate or require a change in any occupancy certificate applicable to the Premises.

(b) Before proceeding with any Tenant Change which is not otherwise prohibited in Section 12.1(a) above, Tenant must first obtain Landlord’s written approval thereof (including approval of all plans, specifications and working drawings for such Tenant Change), which approval shall not be unreasonably withheld or delayed and Tenant must notify Landlord with a minimum 30 days prior to any Alterations or Tenant Change to the Premises in order for the Landlord to post a Notice of Non-responsibility on the Building and Premises.

(c) After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefore (or is deemed to have approved the Pre-Approved Changes as set forth in Section 12.1(b) above), Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with such contractors and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; (ii) before proceeding with any Tenant Change (including any Pre-Approved Change), provide Landlord with ten (10) business days’ prior written notice thereof; and (iii) pay to Landlord, upon written demand, the costs of any increased insurance premiums incurred by Landlord to include such Tenant Changes in the fire and extended coverage insurance obtained by Landlord pursuant to Section 21 below. However, Landlord shall be required to include the Tenant Changes under such insurance only to the extent such insurance is actually obtained by Landlord and such Tenant Changes are insurable under such insurance; if such Tenant Changes are not or cannot be included in Landlord’s insurance, Tenant shall insure the Tenant Changes under its casualty insurance pursuant to Section 20.1(a) below. In addition, before proceeding with any Tenant Change, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such Tenant Change; and (B) a completion and lien indemnity bond, or other surety, satisfactory to Landlord for such Tenant Change. Landlord’s approval of any contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability for any conduct or acts of such contractor(s) and/or subcontractor(s).

(d) Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord’s engineers and other consultants for review of all plans, specifications and working drawings for the Tenant Changes which involve the Building structure, HVAC, electrical, plumbing, or security systems, within ten (10) days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) days after completion of any Tenant Change, the actual, reasonable costs incurred by

Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Tenant Changes.

(e) All Tenant Changes shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all laws, rules, regulations of all governmental agencies and authorities including, without limitation, the provisions of the ADA; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant in the Project or Building, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Project or Building; and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

(f) Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Section 20 of this Lease.

12.2 Removal of Tenant Changes. All Tenant Changes and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease; provided, however, Landlord may, by written notice delivered to Tenant at any time prior to the date which is thirty (30) days before the expiration of the Lease Term (or immediately upon any sooner termination of this Lease) identify those items of the Tenant Changes which Landlord shall require Tenant to remove at the end of the Term of this Lease. If Landlord requires Tenant to remove any such items as described above, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal on or before the such expiration or termination (or, at Landlord’s option, shall pay to Landlord all of Landlord’s costs of such removal and repair), whether or not Landlord elects to restore premises to its previous condition.

12.3 Removal of Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and moveable partitions) shall be, and remain, the property of Tenant, and shall be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or sooner termination of this Lease. Tenant shall promptly repair any damage caused by such removal.

12.4 Tenant’s Failure to Remove. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, or any items of Tenant Changes identified by Landlord for removal pursuant to Section 12.2 above, or if Tenant fails to comply with its obligations under Section 12.3, Landlord may, without liability to Tenant for loss thereof, at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) days’ prior notice to Tenant and Tenant’s continued failure to remove or recover such personal property during such 30 day period, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from

Tenant (including Landlord’s attorneys’ fees and other costs incurred in the, removal, storage and/or sale of such items), with any remainder to be retained by Landlord.

13.	Liens.

Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Project, the Site, the Building or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant’s agents, employees, contractors, licensees or invitees. Tenant shall, at Landlord’s request, provide Landlord with enforceable, unconditional and final lien releases (and other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, immediately cause such lien to be released of record or bonded to Landlord’s reasonable satisfaction so that it no longer affects title to the Project, the Site, the Building or the Premises. If Tenant fails to cause such lien to be so released or bonded within twenty (20) days after filing thereof, Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within five (5) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

14.	Assignment and Subletting.

14.1 Except as otherwise expressly provided in this Section 14, Tenant shall not, without the prior written consent of Landlord, which consent, provided Tenant is not in default under any of the terms or conditions of this Lease, Landlord will not unreasonably withhold or delay, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like shall sometimes be referred to as a “Transfer”). In no event may Tenant encumber this Lease. Any Transfer without Landlord’s consent (except for a Permitted Transfer pursuant to Section 14.2 below) shall constitute a default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election. In addition, this Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord. For purposes of this Section 14, other than with respect to a Permitted Transfer under Section 14.2 and transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Section 14.

14.2 Permitted Controlled Transfers. Notwithstanding the provisions of Sections 14.1 above to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent and without extending any sublease or termination option to Landlord, to an “Affiliate,” i.e., a parent or subsidiary of Tenant or the parent or subsidiary of any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation or other entity resulting from a merger, reorganization or consolidation with Tenant, or to any person or entity which acquires all or at least 75% of all the assets or voting shares of Tenant’s business as a going concern, provided that: (i) Tenant shall not be in default in the performance of any of its obligations under this Lease at the time of the assignment or sublease; (ii) at least 15 days prior to the effective date of such assignment or sublease, Tenant shall furnish Landlord with the name of the Affiliate and a written certification from an officer of Tenant certifying (A) the manner in which the proposed assignee is affiliated with Tenant and (B) that the type of business conducted in the Premises and the density of personnel in the Premises will not materially change as a result of such assignment; (iii) if an assignment, in Landlord’s reasonable judgment the Net Worth of the Affiliate is substantially equal or greater to the Net Worth of Tenant on the date of this Lease, and proof satisfactory to Landlord of such Net Worth shall have been delivered to Landlord at least fifteen (15) days prior to the effective date of the proposed assignment; (iv) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (v) Tenant remains fully liable under this Lease and the Security Deposit remains in full force and effect; and (vi) the use of the Premises under Section 6 above remains unchanged.

14.3 Landlord’s Options. If at any time or from time to time during the Term Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms and provisions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and financial statements for the preceding two (2) years of the Transferee which have been certified by Transferee, or, if available, certified by an independent accounting firm and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Except with respect to a Permitted Transfer, Landlord shall have the option, exercisable by written notice delivered to Tenant within fifteen (15) days after Landlord’s receipt of the Transfer Notice, such financial statements and other information, either to:

(a) approve or disapprove such Transfer, which approval shall not be unreasonably withheld; or

(b) sublet from Tenant that portion of the Premises which Tenant has requested to sublease at the rental and on the other terms set forth in this Lease prorated for the portion of the Premises to be sublet and for the term set forth in Tenant’s Notice, or, in the case of an assignment or encumbrance, terminate this Lease with respect to the entire Premises and recapture the Premises, which termination shall be effective thirty (30) days after Tenant’s receipt of Landlord’s notice.

If Landlord exercises its option to sublease any such space from Tenant following Tenant’s request for Landlord’s approval of the proposed sublease of such space, (i) Landlord shall be responsible for the construction of any partitions which Landlord reasonably deems necessary to separate such space from the remainder of the Premises, and (ii) Landlord and any sub-subtenant or assignee of Landlord with respect to such subleased space shall have the right to use in common with Tenant all lavatories, corridors and lobbies which are within the Premises and which are reasonably required for the use of such space.

14.4 Additional Conditions; Excess Rent. If for a Transfer other than a Permitted Transfer Landlord does not exercise its sublease or termination option and instead approves of the proposed Transfer pursuant to Section 14.3(a) above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following further conditions:

(a) Tenant shall pay to Landlord, monthly throughout the term of each approved sublease, 50% of rents and/or additional consideration due Tenant from the subtenant in excess of the sum of (a) Rent payable by Tenant to Landlord hereunder for each such subleased space and (b) all costs incurred as part of the subleasing or assigning including brokerage fees, attorney fees and any tenant improvements Tenant is required to make.

(b) no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument affecting the Transfer has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease (or with respect to a sublease of a portion of the Premises or for a portion of the Term, all of Tenant’s obligations applicable to such portion);

(c) No Transferee shall have a further right to assign, encumber or sublet, except on the terms herein contained; and all rent or other economic consideration received by Tenant as a result of such Transfer which exceeds, in the aggregate, (i) the total rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any reasonable brokerage commissions, reasonable attorney fees, advertising costs not included in the brokerage commissions and tenant improvement allowances actually paid by Tenant in connection with such Transfer amortized on a straight use basis over the term of the assignment or sublease, shall be paid to Landlord within ten (10) days after receipt thereof as additional rental under this Lease, without affecting or reducing any other obligations of Tenant hereunder.

14.5 Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Section 14.3(a) shall be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (a) the proposed Transfer would result in more than two subleases of portions of the Premises being in effect at any one time during the Term; (b) the proposed Transferee is an existing tenant of the Project or is negotiating with Landlord (or has negotiated with Landlord in the last six (6) months) for space in the Project and Landlord has space available to lease to prospective tenants; (c) the proposed Transferee is a governmental entity; (d) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (e) the use of the Premises by the Transferee (i) is not permitted by the use provisions in Section 6 hereof, or (ii) violates any exclusive use granted by Landlord to another tenant in the Building; (f) the Transfer would likely result in significant increase in the use of the parking areas or Common Areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; (g) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer; or (h) the Transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix.

14.6 No Release. No Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said subtenant written notice that Tenant is in default under this Lease, said subtenant will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Upon the execution of a sublease, Tenant irrevocably and unconditionally assigns to Landlord all rents and other sums payable under such sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease. Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original or otherwise genuine copy there of to Landlord. However, the acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

14.7 Administrative and Attorneys’ Fees. Except for a Permitted Transfer, if Tenant effects a Transfer or requests the consent of Landlord to any Transfer, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise), which exceeds Five Hundred Dollars ($500.00). Acceptance of the $500.00 administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

14.8 Material Inducement. Tenant understands, acknowledges and agrees that (a) Landlord’s option to sublease from Tenant any space which Tenant proposes to sublease or terminate this Lease upon any proposed assignment or encumbrance of this Lease by Tenant as provided in Section 14.3(b) above rather than approve the proposed sublease, assignment or encumbrance, and (b) Landlord’s right to receive any excess consideration paid by a Transferee in connection with an approved Transfer as provided in Section 14.4(d) above, are a material inducement for Landlord’s agreement to lease the Premises to Tenant upon the terms and conditions herein set forth.

15.	Entry by Landlord.

Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply any service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Project, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent; provided Landlord complies with its obligations hereunder. In exercising such entry rights, Landlord shall not unreasonably interfere with the normal operation of Tenant’s business and shall provide Tenant with reasonable advance written notice of such entry (except in emergency situations and for scheduled services). For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent or termination of the Lease and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord except, subject to the provisions of Section 22.1, to the extent of Landlord’s gross negligence or willful misconduct.

16.	Utilities and Services.

16.1 Standard Utilities and Services. As long as Tenant has not committed an uncured default under any of the provisions of this Lease, and subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth herein below, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services (Landlord reserves the right to adopt non-discriminatory modifications and additions to the following provisions from time to time):

(a) Landlord shall make the elevator of the Building available for Tenant’s non-exclusive use, twenty-four (24) hours per day.

(b) Landlord shall furnish during the Business Hours for the Building specified in Section 1.18 of the Summary, heating, ventilation and air conditioning (“HVAC”) for the Premises as required in Landlord’s reasonable judgment for the comfortable and normal occupancy of the Premises. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either

Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this Section 16, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then-current journeyman’s wages for HVAC mechanics.

(c) Landlord shall furnish to the Premises twenty-four (24) hours per day, reasonable quantities of electric current as required in Landlord’s reasonable judgment for normal lighting and fractional horsepower office business machines. Landlord will provide not less than 6 watts per square foot of electrical current, exclusive of air conditioning, and if such current is provided, in no event shall Tenant’s use of electric current ever exceed the capacity of the feeders to the Building or the risers or wiring installation of the Building. Landlord shall also furnish water to the Premises twenty-four (24) hours per day for drinking and lavatory purposes, in such quantities as required in Landlord’s reasonable judgment for the comfortable and normal use of the Premises. If Tenant requires or consumes water or electrical power in excess of reasonable or normal quantities, Landlord may require Tenant to pay to Landlord, as additional rent, the cost as fairly determined by Landlord incurred for such excess usage.

(d) Landlord shall furnish janitorial services to the common areas of the Premises five (5) days per week pursuant to janitorial and cleaning specifications as may be adopted by Landlord from time to time. No person(s) other than those persons approved by Landlord shall be permitted to enter the Premises for such purposes. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to do such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture, interior window cleaning, coffee or eating area cleaning and other special services. Such additional services may be rendered by Landlord pursuant to written agreement with Tenant as to the extent of such services and the payment of the cost thereof. Window cleaning shall be done only by Landlord, at such time and frequency as determined by Landlord at Landlord’s sole discretion, but in no event less than twice per year.

(e) Landlord may provide security service or protection in the Building, in any manner deemed reasonable by Landlord at Landlord’s sole discretion, from the Commencement Date throughout the Term.

(f) Landlord shall have the option to install electricity and HVAC meters in the Premises to measure Tenant’s consumption of such utilities, including any after-hours and extraordinary usage described above in which event Tenant shall pay to Landlord, within thirty (30) days after demand, the cost of the installation, maintenance and repair of such submeter if such meter reflects excess usage by Tenant. Landlord shall also have the option to submeter Tenant’s water usage, in which event Tenant shall pay to Landlord, within thirty (30) days after demand, the cost of the installation, maintenance and repair of such submeter if such meter reflects excess usage by Tenant.

(g) Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for service from any company or companies providing electricity service, or change its contract from company to company (“Service Provider”). Tenant shall cooperate with Landlord and the Service Provider at all times and, as reasonably necessary, shall allow Landlord and Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord, in such event, shall endeavor to require the new service provider to provide a continuing level of service provided by the previous service provider. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Service Provider is no longer available or suitable for Tenant’s requirements, no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under the Lease.

(h) Landlord shall not be responsible for the failure of the heat and air conditioning system to perform its function due to the arrangement of partitioning in the Premises or changes or alterations thereto, the use of any heat-generating machinery or equipment in the Premises, or any occupancy of the Premises by an excessive number of persons.

16.2 Utilities Costs as Operating Expenses. Except as set forth herein, the costs of Building services shall be included in Operating Expenses and all charges with respect to utilities shall be included in Utilities Costs as defined in Section 4.7 above. Landlord may, but is not obligated to, provide additional services hereunder.

16.3 Utility Rationing. Tenant acknowledges that the Premises and/or the Building may become subject to the rationing of Utility services or restrictions on Utility as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges that its tenancy occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises and/or the Building, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with energy conservation programs implemented by Landlord by reason of rationing, restrictions or Laws.

16.4 Tenant’s Obligations. Tenant shall cooperate fully at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s services and systems. Tenant shall not use any apparatus or device in, upon or about the Premises which may in any way increase the amount of services or utilities usually furnished or supplied to the Premises or other premises in the Building. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Building’s water; waste or other supply lines or system for any purpose. Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the Building.

16.5 Failure to Provide Utilities. Landlord’s failure to furnish any of the utilities and services described in Section 16.1 above when such failure is caused by all or any of the following shall not result in any liability of Landlord: (a) accident, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; or (e) any other cause beyond Landlord’s reasonable control. In addition, notwithstanding anything to the contrary contained herein, in the event of the failure of any said utilities or services, Tenant shall not be entitled to any abatement or reduction of rent except, as Tenant’s sole remedy, after ten (10) business days of failure to provide Utilities and provided that the Tenant can not utilize the Premises in accordance with its customary operation due to the hardship, thereafter, Tenant shall receive Rental Abatement until the Utilities are provided in the Premises (except as expressly provided in Sections 18.3 and 19.2 if such failure is a result of a damage or taking described therein or if such failure is a result of any act or omission of Tenant), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.

17.	Indemnification and Exculpation.

17.1 Tenant’s Assumption of Risk and Waiver. Subject to the terms of Section 22 and unless caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Landlord shall not be liable to Tenant, Tenant’s employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, nor for (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other tenants or persons in the Premises, occupants of adjacent property of the Project, or the public, or caused by operations in construction of any private, public or quasi-public work Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 17.1, all property of Tenant, its agents, employees and invitees kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers, unless such damage shall be caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Landlord or its agents shall not be liable for interference with the light or other intangible rights.

17.2 Tenant’s Indemnification of Landlord. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord’s members, partners, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence at the Premises following the date Landlord delivers all or any portion of the Premises to Tenant, (b) any act or omission of Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees, licensees or invitees (collectively, “Tenant Parties”); (c) the use of the Premises and Common Areas and conduct of Tenant’s business by Tenant or any

Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises, the Building or elsewhere in the Project; and/or (d) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy thereof, whether or not Landlord or its mortgagee has or should have knowledge or notice of the defect or conditions causing or contributing to such injury, death, loss or damage. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably acceptable to Landlord.

17.3 Survival; No Release of Insurers. The indemnification obligations under Section 17.2 shall survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification in Sections 17.1 and 17.2 above are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

18.	Damage or Destruction.

18.1 Landlord’s Rights and Obligations. In the event the Premises or any part of the Building is damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord’s contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to Section 18.2 below), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or any other part of the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred fifty (150) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either:

(a) repair, reconstruct and restore the portion of the Building and Premises damaged by such casualty (including the Tenant Improvements and, to the extent of insurance proceeds received from Tenant, Tenant Changes), in which case this Lease shall continue in full force and effect; or

(b) terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate.

Under any of the conditions of this Section 18.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of thirty (30) days after the occurrence of such casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor.

18.2 Tenant’s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Changes in the Premises (excluding proceeds for Tenant’s furniture and other personal property), whether or not this Lease is terminated as permitted in this Section 18, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Tenant Changes which Tenant is required to insure pursuant to Sections 12.1(c) and/or 20.1(a) hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Tenant Changes which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Tenant Changes, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items.

18.3 Abatement of Rent. In the event that as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, then the rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the Rentable Square Feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Square Feet of the Premises. Notwithstanding the foregoing to the contrary, if the damage is due to willful misconduct of Tenant or any Tenant Parties, there shall be no abatement of rent. Except for abatement of rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

18.4 Inability to Complete. Provided Tenant is not in default hereunder and that the damage was not caused by an act or omission of Tenant or a Tenant Party, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 18.1 above, but reasonably expects to be delayed from completing such repair, reconstruction and/or restoration beyond the date that is three months after the date estimated by Landlord’s contractor for completion thereof pursuant to 18.1, Landlord shall provide Tenant with notice thereof and then Landlord or Tenant may elect to terminate this Lease upon thirty (30) days of prior written notice to the other, provided that such termination notice is delivered within thirty (30) days of Landlord’s delivery of the notice of delayed restoration to Tenant.

18.5 Damage Near End of Term. In addition to its termination rights in Sections 18.1 and 18.4 above, Landlord and Tenant (upon the exercise of such right by LandLord) shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease and Landlord’s contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) sixty (60) days after the date of such casualty.

18.6 Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

19.	Eminent Domain.

19.1 Substantial Taking. Subject to the provisions of Section 19.4 below in case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.

19.2 Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises which does not substantially interfere with the conduct of Tenant’s business, then, except as otherwise provided in the immediately following sentence, neither party shall have the right to terminate this Lease and Landlord shall thereafter proceed to make a functional unit of the remaining portion of the Premises, and rent shall be abated with respect to the part of the Premises which Tenant shall be so deprived on account of such taking. Notwithstanding the immediately preceding sentence to the contrary, if any part of the Building or the Site shall be taken (whether or not such taking substantially interferes with Tenant’s use of the Premises), Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

19.3 Condemnation Award. Subject to the provisions of Section 19.4 below, in connection with any taking of the Premises or Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and other damage to Tenant’s business by reason of such taking.

19.4 Temporary Taking. In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations under Section 9 with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Term expiration date. For purpose of this Section 19.4, a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

19.5 Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a taking.

20.	Tenant’s Insurance.

20.1 Types of Insurance. On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

(a) Special Form (formerly known as All Risk) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises or Building, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture (also furniture provided by Landlord), equipment and any other personal property, and any Tenant Changes (including the initial Tenant Improvements previously existing or installed in the Premises), in an amount not less then the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the mortgagees of Landlord shall be presumptive.

(b) Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease, including Section 17 hereof), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability, with an initial combined single limit of liability of not less than Two Million Dollars ($2,000,000.00). This coverage may be obtained through a separate policy or in combination with another excess liability or umbrella policy. Tenant will be granted ninety (90) days from execution of this Lease, to obtain the coverage above in the amount of Two Million Dollars.

(c) Worker’s compensation and employer’s liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against the Landlord, Tenant or the Premises.

(d) Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

(e) Any other form or forms of insurance as Tenant or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

20.2 Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are reasonably acceptable to Landlord and/or Landlord’s mortgagees and are authorized to do business in the state in which the Building is located and rated not less than financial class X, and not less than policyholder rating A in the most recent version of Best’s Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 20.1(a) and 20.1(d) above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Zanker Investment Group, LLC (Landlord) and at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insured thereunder, all as their respective interests may appear; (d) shall not have a deductible amount exceeding Five Thousand Dollars ($5,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insured shall be primary, and any insurance carried by Landlord or any other additional insured shall be excess and non-contributing; (f) with respect to the coverage required under 20.1(a), contain an endorsement that the insurer waives its right to subrogation as described in Section 22 below; (g) require the insurer to notify Landlord (and any other additional Insured) in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. To the extent reasonably obtainable, each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any mortgagee pursuant to any provision of the mortgage upon the happening of a default thereunder, or (iv) any change in title or ownership of the Premises. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 20.1 above, certified copies of each such insurance policy (or certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with -the foregoing provisions of this Section 20). Tenant shall cause replacement policies or certificates to be delivered to Landlord not less than thirty (30) days prior to the expiration of any such policy or policies. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in Section 23.1 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

20.3 Effect on Insurance. Tenant shall Not do or permit to be done anything which will (a) violate or invalidate any insurance policy maintained by Landlord or Tenant hereunder, or (b) materially increase the costs of any insurance policy maintained by Landlord and Tenant pursuant to Sections 20 and 21 or otherwise with respect to the Building or the Project. If Tenant’s occupancy or conduct of its business in or on the Premises results in any material increase in premiums for any insurance carried by Landlord with respect to the Building or the Project, Tenant shall pay such increase as additional rent upon demand. If any insurance coverage carried by Landlord pursuant to Section 21 or otherwise with respect to the Building or the Project shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within three (3) days after notice thereof, Tenant shall be deemed to be in default under this Lease, without the benefit of any additional notice or cure period specified in Section 23.1 below, and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

21.	Landlord’s Insurance.

During the Term, Landlord shall insure the Project Common Areas, the Building, and the Premises (excluding, however, Tenant’s furniture, equipment and other personal property and any Tenant Changes) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord’s option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability insurance, in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the state in which the Building is located. At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings and projects. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Section 21 (including self-insured amounts and deductibles) shall be included in Insurance Costs, except that any increase in the premium for the property insurance attributable to the replacement cost of the Tenant Improvements in excess of Building standard shall not be included as Insurance Costs, but shall be paid by Tenant concurrently with Tenant’s monthly installment of its share of Insurance Costs.

22.	Waiver of Claims; Waiver of Subrogation.

22.1 Mutual Waiver of Parties. Landlord and Tenant hereby waive their rights against each other with respect to any claims or damages or losses which are caused by or result from (a) any occurrence insured against under any insurance policy (other than the commercial general liability insurance) carried by Landlord or Tenant (as the case may be) pursuant to the provisions of this Lease and enforceable at the time of such damage or loss, or (b) any occurrence which would have been covered under any insurance (other than the commercial general liability insurance) required to be obtained and maintained by Landlord or Tenant (as the case may be) under Sections 20 and 21 of this Lease (as applicable) had such insurance been obtained and maintained as required therein. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

22.2 Waiver of Insurers. Provided the same can be reasonably obtained at a reasonable or no additional cost, each party shall cause each insurance policy (other than the commercial general liability insurance) required to be obtained by it pursuant to Sections 20 and 21 to provide that the insurer waives all rights of recovery by way of subrogation against either Landlord or Tenant, as the case may be, in connection with any claims, losses and damages covered by such policy.

23.	Tenant’s Default and Landlord’s Remedies.

23.1 Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

(a) the vacation or abandonment of the Premises by Tenant “Abandonment” is herein defined to include, but is not limited to, any absence by Tenant from the Premises for ten (10) days or longer while in default in the payment of Rent;

(b) the failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, when such failure continues for ten (10) days after written notice thereof from Landlord that such payment was not received when due;

(c) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 23.1 (a) or (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that, if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord;

(d) (i) the making by Tenant of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the Tenant, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days;

(e) any material representation or warranty made by Tenant in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect;

(f) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(g) Chronic delinquency by Tenant in the payment of Rent, or any other periodic payments required to be paid by Tenant under this Lease. “Chronic delinquency” shall mean failure by Tenant to pay Rent, or any other payments required to be paid by Tenant under this Lease within three (3) days after written notice thereof for any three (3) months (consecutive or nonconsecutive) during any period of twelve (12) months;

(h) Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Lease; and

(i) Any failure by Tenant to discharge any lien or encumbrance placed on the Building or any part thereof in violation of this Lease within ten (10) days after the date such lien or encumbrance is filed or recorded against the Building or any part thereof

Any notice sent by Landlord to Tenant pursuant to this Section 23 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161.

23.2 Landlord’s Remedies; Termination. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom Including, but not limited to: unamortized Tenant Improvement costs; reasonable attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises to the extent of damage beyond ordinary wear and tear; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 23.2(a) and 23.2(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in Section 1.14 of the Summary. As used in Section 23.2(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

23.3 Landlord’s Remedies; Re-Entry Rights. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Section 12.4 of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.3, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

23.4 Landlord’s Remedies; Continuation of Lease. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations) and any successor statute thereof in the event Tenant has abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect pursuant to this Section 23.4, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section 23.4 or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

23.5 Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of rent. If Tenant shall fail to pay any sum of money (other than Monthly Basic Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for three (3) business days with respect to monetary obligations (or thirty (30) days with respect to non-monetary obligations) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within three (3) business days after demand therefore as additional rent.

23.6 Interest. If any monthly installment of Rent or Project Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Interest Rate set forth in Section 1.14 of the Summary from the date due until paid. All interest, and any late charges imposed pursuant to Section 23.7 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

23.7 Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 23 and elsewhere in this Lease (including Section 28 below) shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.8 Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.

23.9 Costs Upon Default and Litigation. Tenant shall pay to Landlord and its mortgagees as additional rent all the expenses incurred by Landlord or its mortgagees in connection with any default by Tenant hereunder or in the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

24.	Landlord’s Default.

Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided at law or in equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under the Lease; (b) Tenant shall have no right to terminate this Lease unless Landlord fails to cure aforementioned default; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies, including the limitation on Landlord’s liability contained in Section 31 hereof; and (d) in no event shall Landlord be liable for consequential damages.

25.	Subordination.

Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust now or hereafter encumbering all or any portion of the Building or Site, or any lessor of any ground or master lease now or hereafter affecting all or any portion of the Building or Site, this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof), and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof). Notwithstanding the foregoing, Landlord and any mortgagee and/or ground lessor of Landlord, as applicable, shall have the right to subordinate or cause to be subordinated any or all ground or master leases or the lien of any or all mortgages or deeds of trust to this Lease. In the event that any ground or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord’s successor in interest, Tenant shall attorn to and become the tenant of such successor. Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Tenant covenants and agrees to execute and deliver to Landlord within ten (10) business days after receipt of written demand by Landlord and in the form reasonably required by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground or master lease or the lien of any such mortgage or, deed of trust or Tenant’s agreement to attorn. Should Tenant fail to sign and return any such documents within said ten day period, Tenant shall be in default hereunder. With respect to Landlord’s existing lender, Tenant hereby agrees to execute the Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit “H” (“SNDA”) concurrently with Tenant’s execution and delivery of this Lease to Landlord.

26.	Estoppel Certificate.

26.1 Tenant’s Obligations. Within five (5) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit “D” attached hereto, certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and starting the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant’s knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 26.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Site, as well as their assignees.

26.2 Tenant’s Failure to Deliver. Tenant’s failure to deliver such estoppel certificate within such time shall constitute a default hereunder without the applicability of the notice and cure periods specified in Section 23.1 above and shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification, except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s or Tenant’s performance (other than Tenant’s failure to deliver the estoppel certificate); and (c) not more than one (1) month’s rental has been paid in advance. Tenant shall indemnify, defend (with counsel reasonably approved by Landlord in writing) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord pursuant to Section 26.1 above.

27.	Name of Building.

In the event Landlord chooses to change the name or address of the Building, Tenant agrees that such change shall not affect in any way its obligations under this Lease, and that, except for the name or address change, all terms and conditions of this Lease shall remain in full force and effect. Tenant agrees further that such name or address change shall not require a formal amendment to this Lease, but shall be effective upon Tenant’s receipt of written notification from Landlord of said change.

28.	Modification and Cure Rights of Landlord’s Mortgagees and Lessors.

28.1 Modifications. If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Building or Site, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within ten (10) days after request therefore, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder, or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder.

28.2 Cure Rights. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure).

29.	Quiet Use and Enjoyment.

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet use and enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, subject to the covenants and conditions set forth in this Lease and to the rights of any superior lessors, beneficiaries, and mortgagees.

30.	Transfer of Landlord’s Interest.

The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Site. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance provided Landlord provides Tenant notice of any such transfer. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Site, the Building, the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

31.	Limitation on Landlord’s Liability.

Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building, and no other assets of Landlord. Tenant’s remedies shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest in the Building of the then current Landlord . Notwithstanding any contrary provision herein, neither Landlord nor the individual partners, directors, officers, members or shareholders of Landlord nor Landlord’s members or partners or any other persons or entities having any interest in Landlord, shall be liable under any circumstances for injury or damage to, or interference with Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

32.	Miscellaneous.

32.1 Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the State of California. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any Addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa.

32.2 Successors and Assigns. Subject to the provisions of Section 30 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Section 14, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

32.3 No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases

32.4 No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord.

32.5 Professional Fees. If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all reasonable costs and expenses incurred by the prevailing party therein (including, without limitation, its reasonable appraisers’, accountants’, attorneys’ and other professional fees and court costs), shall be paid by the other party.

32.6 Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same of any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

32.7 Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

32.8 Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to “days” shall mean calendar days unless specifically modified herein to be “business” days.

32.9 Prior Agreements; Amendments. This Lease (and the Exhibits and Riders attached hereto) contain all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

32.10 Separability. The invalidity or unenforceability of any provision of this Lease (except for Tenant’s obligation to pay Monthly Basic Rent and Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

32.11 Recording. Tenant shall not record this nor shall Tenant record a short form memorandum of this Lease.

32.12 Exhibits and Riders. All Exhibits and Riders attached to this Lease are hereby incorporated in this Lease as though set forth at length herein.

32.13 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

32.14 Financial Statements. Upon twenty (20) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often that two (2) times in any calendar year, Tenant shall deliver to Landlord (a) Tenant’s most current financial statement and (b) financial statements of Tenant for the one (1) year prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively).

32.15 No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease. The provisions of this Lease relating to Percentage Rent payable hereunder, if any, are included solely for the purpose of providing a method whereby rent is to be measured and any,

32.16 Force Majeure. Except as otherwise set forth herein, in the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, acts of terror, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 32.16 shall not apply to nor operate to excuse Tenant from the payment of Monthly Basic Rent, Project Operating Expenses, additional rent or any other payments strictly in accordance with the terms of this Lease.

32.17 Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

32.18 Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

32.19 Non-Discrimination. Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

33.	Lease Execution.

33.1 Corporate Authority. If Tenant is a corporation (or a partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation (or partnership) in accordance with the by-laws of said corporation (or partnership in accordance with the partnership agreement) and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Tenant is a corporation, Tenant shall, within thirty (30) days of written request by LandLord, deliver to Landlord a certified copy of the resolution of the Board of Directors of said corporation authorizing or ratifying the specific execution of this Lease by the individual executing this Lease. In lieu of said corporate resolution, Tenant may provide Landlord with an outside legal opinion stating that the party executing this Lease on behalf of Tenant is authorized to do so by the Board of Directors.”

33.2 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants,

conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

33.3 Guaranty. Intentionally Omitted.

33.4 No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

33.5 No Roof Access. Tenant shall have no access to the roof of the Building.

34.	Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER. Tenant hereby agrees that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631, and Tenant does hereby constitute and appoint Landlord its true and lawful limited attorney-in-fact, which appointment is coupled with an interest, and Tenant does hereby authorize and empower Landlord, in the name, place and stead of Tenant, to solely file this Lease with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury.

35.	Security.

35.1 Tenant acknowledges and agrees that, while Landlord may in its sole and absolute discretion engage security personnel to patrol the Building, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises or the Building.

35.2 Tenant hereby agrees to the exercise by Landlord and Landlord’s Agents, within their sole discretion, of such security measures as, but not limited to, the evacuation of the Premises or the Building for cause, suspected cause or for drill purposes, the denial of any access to the Premises or the Building and other similarly related actions that it deems necessary to prevent any threat of property damage or bodily injury. The exercise of such security measures by Landlord and Landlord’s Agents, and the resulting interruption of service and cessation of Tenant’s business, if any, shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord or Landlord’s Agents liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

36.	Relocation

If Tenant is in monetary default of the Lease, Landlord shall have the right at any time during the Term to relocate the Premises to another part of the Building in accordance with the following:

The new premises shall be within ten percent (10%) of the size of the Premises described in this Lease.

37.	No Setoff.

This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant shall not be entitled, except as otherwise provided herein, to any setoff, offset, abatement or deduction of Rent if Landlord fails to perform its obligations hereunder.

38.	Right to Lease.

Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interest of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

TENANT:
Apache Design Solutions, Inc.
a Delaware Corporation

By:	/s/Andrew Yang

Print Name: Andrew Yang, CEO
Print Title:	CEO

Date:	8/30/07

LANDLORD:
Zanker Investment Group, LLC

By:	/s/ Jason Peery

Print Name: Jason Peery, Member
Print Title:	Member

Date:	8/30/07

By:	/s/ Roger Fields

Print Name: Roger Fields, Member
Print Title:	Member

Date:	8/31/2007

EXHIBIT A to Lease Agreement Dated August 30, 2007 by and between Zanker Group LLC, as

Landlord, and Apache Design Solutions, Inc. as Tenant (Page 1 of 2)

[Diagram and Legend]

EXHIBIT A to Lease Agreement Dated August 30, 2007 by and between Zanker Group LLC, as

Landlord, and Apache Design Solutions, Inc. as Tenant (Page 2 of 2)

[Diagram and Legend]

EXHIBIT C TO LEASE AGREEMENT DATED AUGUST 30, 2007, BY AND BETWEEN ZANKER GROUP LLC, AS LANDLORD, AND APACHE DESIGN SOLUTIONS, INC., AS TENANT.

PERSONAL PROPERTY OF LANDLORD TO BE LEASED BY TENANT:

Quantity	Description

36	Pre-owned 8’ x 8’ cubicles
88	Pre-owned chairs
21	Sets of private office furniture (each set to include one (1) desk, one (1) hutch and one (1) return
1	Reception desk
3	Conference tables

EXHIBIT C TO LEASE AGREEMENT DATED AUGUST 30, 2007, BY AND BETWEEN ZANKER GROUP LLC, AS LANDLORD, AND APACHE DESIGN SOLUTIONS, INC., AS TENANT.

PERSONAL PROPERTY OF LANDLORD TO BE LEASED BY TENANT:

Quantity	Description

1	Reception desk
88	Pre-owned chairs
3	Conference Tables

EXHIBIT D

COMMENCEMENT AND EXPIRATION DATE MEMORANDUM

LANDLORD:	Zanker Investment Group, LLC

TENANT:	Apache Design Solutions, Inc. a Delaware Corporation

LEASE DATE:	August 13, 2007

PREMISES:	2645 Zanker Road, San Jose, CA

Tenant hereby accepts the Premises as being in the condition required under the Lease, with all Tenant Improvements substantially completed.

The Commencement Date of the Lease is hereby established as November 1, 2007, and the Expiration Date is October 31st, 2011.

Tenant is obligated to pay Base Rent commencing on November 1, 2007.

TENANT:

Apache Design Solutions, Inc. a Delaware Corporation

By:	/s/ Andrew Yang

Print Name:	Andrew Yang, CEO

Print Title:	CEO

Date:	8/30/07

Approved and Agreed:

LANDLORD:

Zanker Investment Group, LLC

By:	/s/ Jason Peery

Name:	Jason Peery
Title:	Member

Date:	8/30/07

By:	/s/ Roger Fields

Name:	Roger Fields
Title:	Member

Date:	8/31/2007

EXHIBIT E

RULES AND REGULATIONS

1. The sidewalks, halls, passages, exits, entrances, shopping malls, elevators, escalators and stairways of the Building shall not be obstructed by any of the Tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No Tenant and no agent, contractor, employee, subtenant, licensee, invitee or visitor of any Tenant shall go upon the roof of the Building.

2. No sign, placard, picture, name, advertisement or notice visible from the exterior of any Tenant’s premises shall be inscribed, painted, affixed or otherwise displayed by any Tenant on any part of the Building without the prior written consent of Landlord. Landlord will adopt and furnish to Tenant general guidelines relating to signs inside the Building on the office floors. Tenant agrees to conform to such guidelines but may request approval of Landlord for modifications, which approval will not be unreasonably withheld. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of the Tenant by a person approved by Landlord, which approval will not be unreasonably withheld. Material visible from outside the Building will not be permitted. Landlord may remove any sign or material that does not conform to the foregoing requirements without any liability to Tenant, and Landlord may charge Tenant for the cost of any such removal.

3. The premises shall not be used for the storage of merchandise held for sale to the general public or for lodging. No cooking shall be done or permitted by any Tenant on the premises, except that use by the Tenant of a microwave oven and Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

4. Each Tenant shall maintain the portions of its premises which are visible from the outside of the Building or from hallways or other public areas of the Building, in a neat, clean and orderly condition.

5. No Tenant shall employ any person or persons other than the janitor of Landlord for the purpose of cleaning the premises, unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. No Tenant shall cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Janitor service will not be furnished on nights when rooms are occupied after 9:30 p.m. unless, by agreement in writing, service is extended to a later hour for specifically designated rooms.

6. No Tenant shall tamper with or attempt to adjust the temperature control thermostats in its premises. Landlord shall adjust such thermostats as required to maintain heat and air-conditioning at the Building standard temperature which is generally 68 to 72 degrees.

7. All requests for HVAC services during hours when such services are not normally furnished by Landlord must be submitted in writing to the Building management office by 2:00 p.m. on the preceding day for weekday service, by 2:00 p.m. on the preceding Thursday for weekend service, and by 9:00 a.m. on the preceding business day for holiday service.

8. Landlord will furnish each Tenant free of charge with two keys to each door lock in the premises. Landlord may make a reasonable charge for any additional keys. No Tenant shall have any keys made. No Tenant shall alter any lock or install a new or additional lock or any bolt on any door of its premises without the prior written consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Each Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Building which shall have been furnished to Tenant.

9. No furniture, freight or equipment of any kind shall be brought into the Building without the prior written consent of Landlord. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining such property shall be repaired at the expense of Tenant

10. No Tenant shall place any items whatsoever on the roof or balcony areas of the Building without the prior written consent of Landlord.

11. No Tenant shall use or keep in the premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of customary office equipment, or, without Landlord’s prior written approval, use any method of heating or air-conditioning other than that supplied by Landlord. No Tenant shall use or keep or permit to be used or kept any foul or noxious gas or substance in the premises, or permit or suffer the premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other Tenants or those having business therein.

12. Landlord shall have the right, exercisable without notice and without liability to any Tenant, to change the name and street address of the Building.

13. Tenant shall file with the Building management office, and keep current, a list of the names of persons authorized by Tenant to enter the Building after Normal Business Hours or on weekends and holidays. Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:30 a.m. and at all hours on Saturdays, Sundays and legal holidays all persons whose names do not appear on the list Tenant then has on file with the Building management office. Each Tenant shall be responsible for all persons for whom it authorizes entry and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

14. The directory of the Building will be provided for the display of the name and location of Tenants and a reasonable number of the principal officers and employees of Tenants. The space available on the directory will be allocated on a pro rata basis; and Landlord reserves the right to exclude any other names therefrom.

15. No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window or the Building without the prior written consent of Landlord. In any event, with the prior written consent of Landlord, such items shall be installed on the office side of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building.

16. No Tenant shall obtain for use in the Premises ice, drinking water, food, beverage, towel or other similar services, except at such reasonable hours and under such reasonable regulations as may be fixed by Landlord.

17. Each Tenant shall see that the doors of its premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant’s employees leave the premises, so as to prevent waste or damage, and for any default or carelessness in this regard Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. On multiple-tenancy floors, all Tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

18. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose agents, contractors, employees, subtenants, licensees, invitees or visitors shall have caused it.

19. Except with the prior written consent of Landlord, no Tenant shall sell, or permit the sale at retail, of newspapers, magazines, periodicals, tickets or any other goods or merchandise to the general public in or on the premises, nor shall any other tenant permit, or allow its employees to operate a court reporting services business in or from the premises for the service or accommodation of other occupants of the building. Nor shall the premises of any Tenant be used for manufacturing of any kind, or any business or activity other than that specifically provided for in such Tenant’s lease.

20. No Tenant shall install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.

21. No Tenant shall bring into or keep within the Building or within its premises any animals or birds. If its premises become infested with vermin as a result of the use or any misuse or neglect of the premises by Tenant, its agents, contractors, employees, subtenants, licensees, invitees or visitors, Tenant shall at its sole cost and expense promptly cause the same to be exterminated from time to time to Landlord’s satisfaction, and Tenant shall employ such licensed exterminator as shall be approved in writing in advance by Landlord.

22.	There shall not be used in any space, or in the public halls of the Building, either by any Tenant or others, any hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by any Tenant into the Building or kept in or about its premises.

23. Each Tenant shall store all its trash and garbage within its premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of San Francisco without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways and elevators provided for such purpose and at such times as Landlord shall designate.

24. Canvassing, peddling, soliciting, and distribution of handbills or any other written materials in or about the Building are prohibited, and each Tenant shall cooperate to prevent the same.

25. The requirements of the Tenants will be attended to only upon application by telephone or in person at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

26. While in the Building, Tenant’s contractors shall be subject to and under the control and direction of the manager of the Building or the Building Engineer (but not as an agent or employee of Landlord or said manager or engineer). Tenant and Tenant’s contractors shall employ labor that is harmonious and compatible with other labor working in the Building.

27. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or Tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other Tenant or Tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the Tenants of the Building.

28. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

Landlord reserves the right to make such other and reasonable rules and regulation as in its reasonable judgment may from time to time be needed for safety, care and cleanliness of the Building and for the preservation of good order therein.